FOR IMMEDIATE RELEASE

A.G. Edwards, Inc. Announces Sale Of Subsidiary
CPI Qualified Plan Consultants

ST. LOUIS, March 19, 2004 - A.G. Edwards, Inc. (NYSE: AGE) today announced an agreement to sell CPI Qualified Plan Consultants, Inc., a third-party administrator of qualified employee retirement plans and an A.G. Edwards wholly owned subsidiary, to CPI Holding Company, Inc., a newly formed independent company.

Robert Dema, currently president of CPI Qualified Plan Consultants, will become president of CPI Holding Company.

The transaction price is approximately $17 million, with $10.8 million to be paid immediately and the remainder to be paid over the next five years.

As a result of the sale, A.G. Edwards will recognize a loss of approximately $1 million against earnings in the fourth quarter of fiscal 2004.

With headquarters in Great Bend, Kansas, CPI Qualified Plan Consultants has about 350 employees and operates eight regional offices nationwide.

A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. A.G. Edwards and its affiliates encompass nearly 7,000 financial consultants in 708 offices nationwide and two European locations in London, England and Geneva, Switzerland.

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